Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Completes Acquisition of Parkland Plastics, Inc.

ELKHART, IN – February 29, 2016 – Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today that it has completed the acquisition of the business and certain assets of Middlebury, Indiana-based Parkland Plastics, Inc. (“Parkland”). Parkland is a fully integrated designer, green manufacturer and distributor of innovative polymer-based products including wall panels, lay-in ceiling panels, coated and rolled floors, protective moulding, and adhesives and accessories, which are used in a wide range of applications primarily in the recreational vehicle (“RV”) industry and the architectural and industrial markets.

Parkland’s 2015 revenues were approximately $30 million and the Company expects the acquisition to be immediately accretive to 2016 net income per share. The net purchase price for Parkland was approximately $25 million.

“The acquisition of Parkland provides us the opportunity to enter into a new product space and team up with a great organization focused on delivering value added product lines to RV and building products manufacturers and distributors and big box retail customers in the architectural and other industrial end markets,” said Todd Cleveland, Chief Executive Officer of Patrick. “Parkland is a pioneer in utilizing reclaimed polymers to engineer high-performance, non-fiberglass reinforced plastic panels that offer enhanced durability, attractive aesthetics and competitive pricing versus the traditional materials used in ceiling, wall and flooring product applications.”

“Parkland’s strong market position in both the RV and industrial markets, and reputation for providing industry leading products as well as design, development, customization, and specialization, enhance Patrick’s growth opportunities,” said Andy Nemeth, President of Patrick. “We look forward to partnering with Parkland’s management team to further expand the business and continue to offer new and innovative products to our customers. Consistent with previous acquisitions, we will support Parkland with a financial and operational foundation that will allow it to capitalize on its core competencies while preserving the creative entrepreneurial spirit that has been critical to its success.”

Charles Yoder, founder of Parkland, said, “After more than 25 years in business, Parkland’s exceptional team and I are excited to partner with the Patrick organization, which shares our long-term vision to be a premier innovator of polymer-based products for the industries we serve.”

“We look forward to working with Charles and with Joe Smucker, Parkland’s President, whose reputation and leadership experience will be instrumental in driving the business model to further carry out the tradition and reputation that the team at Parkland has built during its 25+ year history” Mr. Cleveland further noted.

The acquisition of Parkland was funded under the Company’s existing credit facility and includes the acquisition of accounts receivable, inventory, prepaid expenses, machinery and equipment and Parkland’s 72,000 square foot facility located in Middlebury, Indiana. Patrick will continue to operate the business on a stand-alone basis under the Parkland brand name in its existing facility.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 11 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, fiberglass and plastic component products, interior passage doors, RV painting, simulated wood and stone products, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, raw and processed lumber, electronics, wiring, electrical and plumbing products, cement siding, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com